Magellan Gold Amends Silver District Option

AUGUST 26, 2013                                                FOR IMMEDIATE RELEASE

Reno, NV --- Magellan Gold Corporation (“Magellan”) (MAGE: OTCBB) announced today the amendment of its option agreement (the “Agreement”) to acquire the Silver District from Columbus Exploration Corporation (CLX: TSX-V) (“Columbus Exploration”), formerly Columbus Silver Corporation. This amendment provides for the remaining option payments payable by Magellan to Columbus Exploration be deferred by one year, such that US$400,000 is now due on December 31, 2014 and a final payment of US$500,000 is due on December 31, 2015. In consideration of this change, Magellan has made a firm commitment to maintaining the Property in good standing by continuing to pay all maintenance and lease fees that accrue during 2013 and 2014, irrespective of whether it drops the option during such period. For additional details of the Agreement, please see Magellan’s SEC filings at www.sec.gov.

ABOUT MAGELLAN GOLD CORPORATION

Magellan Gold Corporation is engaged in the acquisition and exploration of precious metal mineral properties.  Magellan’s primary exploration property, the Silver District Property, consists of 83 unpatented lode mining claims, 4 patented lode claims and an Arizona mining lease of 154.66 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property encompasses the heart of the historic Silver District in La Paz County, approximately 50 miles north of Yuma, Arizona.

Contact: John Power, President

               707-884-3766

This release contains “forward-looking statements.”   Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation's periodic filings with the Securities and Exchange Commission.